Exhibit 99.1
FAT BRANDS INC. REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS
Conference call and webcast today at 6:00 p.m. ET
LOS ANGELES (May 5, 2022) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported fiscal first quarter 2022 financial results for the 13-week period ending March 27, 2022.
Andy Wiederhorn, President and CEO of FAT Brands, commented, “We want to thank our franchise partners and employees for their efforts in delivering yet another strong quarter and further momentum for FAT Brands as we emerge from the challenging operating environment of the past year.”

“We are pleased to report a very strong start to 2022, following a transformative year for FAT Brands in 2021. Last year, we completed four acquisitions, adding eight new restaurant brands to our portfolio. We expect 2022 to be a year to digest those acquisitions while capitalizing on the synergies they present.”

“We have opened 34 restaurants year to date, including 27 during the first quarter, and anticipate continued organic growth momentum in 2022 and beyond with our unit development pipeline of more than 860 locations. We also are continuing to see strong new franchisee activity as well as demand from existing franchise partners to develop other brands within the FAT Brands portfolio.”

“The first quarter marked another very strong quarter of growth for FAT Brands, and this quarter represented the first time all of the acquisition activity of the past year has been reflected in our results. Revenues rose by 1,365% and adjusted EBITDA increased by $14.0 million over the first quarter in 2021. Our same-store sales, which includes only those brands owned for all of fiscal 2021, increased 16.8%.”

“We are reiterating our expectation that we will add approximately 120 new restaurants in 2022. Our organic growth plan coupled with our acquisition strategy is driving strong revenue and adjusted EBITDA growth.”

Fiscal First Quarter 2022 Highlights
•Total revenue improved 1,365% to $97.4 million compared to $6.6 million the first quarter of 2021
◦System-wide sales growth of 341% in the first quarter of 2022 compared to the prior year quarter
◦System-wide same-store sales growth of 16.8% in the first quarter of 2022 compared to the prior year quarter
◦27 new store openings during the first quarter of 2022 bringing our system-wide store count to 2,360 as of March 27, 2022
•Net loss of $23.8 million or $1.45 per diluted share compared to $2.4 million or $0.20 per diluted share in the first quarter of 2021
•Adjusted EBITDA(1) of $15.1 million compared to $1.1 million in the first quarter of 2021
•Adjusted net loss(1) of $18.5 million, or $1.13 per diluted share, compared to $2.0 million, or $0.17 per diluted share in the first quarter of 2021
(1)EBITDA, Adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net income to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of First Quarter 2022 Financial Results
Total revenue was $97.4 million in the first quarter of 2022 compared to $6.6 million in the first quarter of 2021, reflecting revenue from the acquisition of Global Franchise Group in July 2021, the acquisition of Twin Peaks in October 2021, the acquisition of Fazoli's in December 2021 and the acquisition of Native Grill & Wings in December 2021 (collectively, the "2021 Acquisitions") and the continuing recovery from the negative effects of the COVID-19 pandemic on royalties from restaurant sales.
Costs and expenses increased to $96.9 million in the first quarter of 2022 compared to $6.6 million in the first quarter of 2021.

General and administrative expenses increased $26.1 million, primarily due to the 2021 Acquisitions and increased compensation costs, professional fees and travel, reflecting the significant expansion of the organization.
Cost of restaurant and factory revenues totaled $54.8 million in the first quarter of 2022 and were exclusively related to the 2021 Acquisitions. These costs relate to the operations of company owned restaurant locations and the dough factory operated by Global Franchise Group, which currently sells products exclusively to our brands.

Advertising expense increased to $10.3 million in the first quarter of 2022 compared to $1.2 million in the first quarter of 2021. These expenses vary in relation to the advertising revenue and reflect advertising expenses related to the 2021 Acquisitions and the increase in customer activity as the recovery from COVID continues.
Other expense, net of $19.7 million in the first quarter of 2022 was comprised primarily of interest expense of $21.0 million.
Adjusted net loss was $18.5 million, or $1.13 per diluted share, in the first quarter of 2022 compared to $2.0 million, or $0.17 per diluted share, in the first quarter of 2021.
Key Financial Definitions
New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.
Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year. For 2022, the comparable store base does not include concepts acquired during fiscal 2021.
System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.
Conference Call and Webcast
FAT Brands will host a conference call and webcast to discuss its fiscal first quarter 2022 financial results today at 6:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, President and Chief Executive Officer, and Ken Kuick, Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 1-888-224-1121. A replay will be available after the call until Thursday, May 12, 2022, and can be accessed by dialing 1-844-512-2921. The passcode is 2366010. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.
About FAT (Fresh. Authentic. Tasty.) Brands
FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 17 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses and franchises and owns over 2,300 units worldwide. For more information, please visit www.fatbrands.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, including estimates of annual EBITDA, our ability to conduct future accretive acquisitions, our pipeline of new store locations, and the recovery of our business from the current novel coronavirus pandemic (“COVID-19”), including our revenue performance and reopening of special venues. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic and the effects of the Delta variant of COVID-19, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Non-GAAP Measures (Unaudited)
This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA.
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.
Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising gain or losses, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.
Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.
Reconciliations of net loss attributable to FAT Brands Inc. presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.
Investor Relations:
ICR
Lynne Collier
IR-FATBrands@icrinc.com
646-430-2216

Media Relations:
Erin Mandzik
emandzik@fatbrands.com
860-212-6509
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FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended
(in thousands)	March 27, 2022	March 28, 2021

Revenue
Royalties	$20,898	$4,898
Restaurant sales	58,077	—
Advertising fees	9,361	1,188
Factory revenues	8,179	—
Franchise fees	714	540
Management fees and other income	174	23
Total revenue	97,403	6,649

Costs and expenses
General and administrative expense	31,066	4,926
Cost of restaurant and factory revenues	54,799	—
Refranchising loss	548	427
Acquisition costs	248	15
Advertising fees	10,257	1,192
Total costs and expenses	96,918	6,560

Income from operations	485	89

Other (expense) income, net
Interest expense	(19,027)	(2,460)
Interest expense related to preferred shares	(1,999)	(288)
Other income, net	1,310	98
Total other expense, net	(19,716)	(2,650)

Loss before income tax expense	(19,231)	(2,561)

Income tax provision (benefit)	4,524	(129)

Net loss	(23,755)	(2,432)

Basic and diluted loss per common share	$(1.45)	$(0.20)
Basic and diluted weighted average shares outstanding	16,388,471	11,970,505
Cash dividends declared per common share	$0.13	$—

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended
(in thousands)	March 27, 2022	March 28, 2021

Net loss	$(23,755)	$(2,432)
Interest expense, net	21,026	2,748
Income tax provision (benefit)	4,524	(129)
Depreciation and amortization expense	6,470	398
EBITDA	8,265	585
Provision for bad debts	185	—
Share-based compensation expenses	2,112	37
Non-cash lease expenses	284	41
Acquisition costs	248	15
Refranchising loss	548	427
Litigation costs	2,956	—
Severance	526	—
Net loss related to advertising fund deficit	10	—
Adjusted EBITDA	$15,134	$1,105

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Thirteen Weeks Ended
(in thousands, except share and per share data)	March 27, 2022	March 28, 2021

Net loss	$(23,755)	$(2,432)
Refranchising loss	548	427
Acquisition costs	248	15
Litigation costs	2,956	—
Severance	526	—
Tax adjustments, net	1,006	(22)
Adjusted net loss	$(18,471)	$(2,012)

Loss per basic and diluted share	$(1.45)	$(0.20)
Adjusted loss per basic and diluted share	$(1.13)	$(0.17)

Weighted average basic and diluted shares outstanding	16,388,471	11,970,505
(1)Reflects the tax impact of the adjustments using the effective tax rate for the respective periods